EXECUTION COPY


                    WAIVER, FORBEARANCE AND CONSENT AGREEMENT, dated
               as of December 21, 2001 (this "Agreement"), between VISKASE CORPORATION, a Pennsylvania corporation
               (the "Lessee"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, not in its individual capacity but solely as successor
               Owner Trustee under that certain Trust Agreement with General Electric Capital Corporation, as Owner Participant dated as of December 18, 1990 (the "Lessor"), relating to the Lease Agreement dated as of December 18, 1990 (as amended and supplemented to the date hereof, the "Lease"), between the Lessee and the Lessor, as successor Owner Trustee to Fleet National Bank, formerly known as Shawmut Bank Connecticut, National Association, formerly known as The Connecticut National Bank (capitalized terms used herein and not defined have the meanings assigned to such terms in the Lease).

          Whereas, the Lessee has failed to comply with certain provisions, and may have failed to comply with certain other provisions, of the Lease Documents;

          Whereas, the Lessee has requested in accordance with the Lease Documents that the Lessor consent to certain transactions;

          Whereas, the Lessor has agreed, subject to the terms and conditions set forth herein, to waive, or forbear from the exercise of any rights and remedies with respect to, such non-compliance and grant such consents pursuant to the terms and subject to the conditions set forth herein; and

          Whereas, simultaneously with the execution of this agreement, Lessee has reinstated the Rent Letter of Credit to $23,499,190.49;

          Now therefore, in consideration of the mutual agreements herein contained and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree as follows:

          SECTION 1. Waiver and Forbearance. (a) The Lessor hereby waives any Default or Event of Default under any of the Lease Documents arising from
(i) the Lessee's failure to make the Basic Rent payment due on November 1, 2001 or to reinstate the Rent Letter of Credit before the date of this Agreement, (ii) the Lessee's failure to meet the Fixed Charge Coverage Ratio required under Section 5.09 of the Participation Agreement for the fiscal quarters ending on September 30, 2001 and December 31, 2001, (iii) to the extent the documents set forth on Schedule I hereto shall be delivered to the Lessor on or before January 30, 2002, the Lessee's failure to deliver any documents required to be delivered under Sections 5.04 and 5.10 of the Participation Agreement prior to the date of this Agreement, (iv) the failure to pay the Guarantor's 10 1/4% Senior Notes due 2001 at maturity and (v) the Guarantor being a debtor under Chapter 11 of the Bankruptcy Code; provided, however, that the waiver granted pursuant to the foregoing clause (v) shall be rescinded if the Guarantor shall be a debtor under the Bankruptcy Code on or after June 30, 2002; and provided, further, that the waivers granted pursuant to this paragraph (a) shall be rescinded if the payment of Basic Rent due on February 28, 2002 shall not be paid by the Lessee on February 28, 2002, it being understood that a draw by the Lessor against the Rent Letter of Credit shall not be deemed to be a payment by the Lessee for the purposes hereof.

          (b) The Lessor hereby agrees to forbear until June 30, 2002 from exercising its rights and remedies under the Lease with respect to a breach of Section 5.09 of the Participation Agreement with respect to the fiscal quarter ending on March 31, 2002.

          SECTION 2. Consent. (a) Anything in the Lease Documents to the contrary notwithstanding, the Lessor hereby consents to the sale of the parcels of real estate identified in the letter attached hereto and agrees to execute such documents as may be reasonably necessary to release such parcels from the Ground Lease, the Security Agreement, the Security Agreement dated as of July 28, 2000 among Viskase Holding Corporation, Viskase Companies, Inc., the Corporation, Viskase Sales Corporation, the Lessor and General Electric Capital Corporation and any security interest or mortgage created by or pursuant to any of the foregoing or related documents or agreements.

          (b) The Lessor and the Lessee agree to negotiate in good faith within 45 days of the date of this Agreement the conditions of and arrangements for the future demolition, sale or disposition of the Chicago Plant, that portion of the Chicago Site located thereunder and any other property, plant or equipment located in Bedford Park or Chicago, Illinois.

          SECTION 3. Effectiveness. This Agreement shall become effective as of the date first above written when (i) the parties hereto shall have received counterparts of this Agreement that, when taken together, bear the signatures of the Lessee and the Lessor and (ii) the Rent Letter of Credit shall have been reinstated as set forth in the fourth recital of this Agreement.

          SECTION 4. Lease. Except with respect to the relevant provisions hereof, the Lease shall continue in full force and effect in accordance with the provisions thereof as in existence on the date hereof. This Agreement shall be a Basic Document as defined in Appendix A to the Lease and each other Basic Document to which the Lessee and the Lessor are a party (and the Lease and each other Basic Document are hereby amended to reflect such revision) . Accordingly, the parties hereto acknowledge that any breach of the Lessee's representations, warranties or covenants hereunder may result in an Event of Default, together with any consequences relating thereto, as set forth in the Basic Documents.

          SECTION 5. Effect of Agreement. Except as expressly set forth herein, the provisions of this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lessor under the Lease or the Lessor or Owner Participant under any other Basic Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Lease or any other Basic Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Except with respect to the specific provisions hereof, nothing herein shall be deemed to entitle the Lessee or the Guarantor to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Lease or any other Basic Document in similar or different circumstances.

          SECTION 6. Expenses. The Lessee agrees to promptly reimburse the Owner Participant and the Lessor [$195,338.64], representing all expenses, including the reasonable fees, charges and disbursements of its counsel, incurred by the Owner Participant and the Lessor prior to the date hereof which are reimbursable to the Owner Participant and the Lessor under the Basic Documents.

          SECTION 7. Covenants; Further Assurances. (a) The Lessee hereby covenants and agrees with the Lessor that, from and after the date of this Agreement until satisfaction of all of the obligations of the Lessee hereunder, at any time and from time to time, upon the written request of the Lessor, and at the sole expense of the Lessee, Lessee will promptly and fully execute and deliver such further instruments and documents and take such further actions as the Lessor may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights herein granted.

          (b) The Lessor hereby covenants and agrees with the Lessee that, from and after the date of this Agreement until satisfaction of all of the obligations of the Lessor hereunder, at any time and from time to time, upon the written request of the Lessee, Lessor will promptly and fully execute and deliver such further instruments and documents and take such further actions as the Lessee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights herein granted.

          SECTION 8. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED BY ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          SECTION 9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one agreement. Delivery of an executed signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

          SECTION 10. Integration. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and there are no other promises or representations, written or oral, by the parties relative to the subject matter hereof not reflected or referred to herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the daze and year first above written.

                                    STATE STREET BANK AND TRUST
                                    COMPANY, not in its individual capacity, but solely as Owner Trustee

                                    By:  -----------------------------------
                                         Name:
                                         Title:

                                    VISKASE CORPORATION
                                    By:  -----------------------------------
                                         Name: F. Edward Gustafson
                                         Title:  President and CEO